Exhibit (h)(2)

FIRST AMENDMENT TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This First Amendment (“Amendment”) to the Amended and Restated Distribution Agreement (the “Agreement”) dated as of April 1, 2023, by and between ARK Venture Fund (the “Fund”) and Foreside Fund Services, LLC (the “Distributor” and together, the “Parties”) is effective as of ___________, 2025.

WHEREAS, the Parties desire to amend the Agreement to reflect different payment structures to be paid by the Distributor to Financial Intermediaries with respect to different share classes of the Fund;

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the attached Exhibit A.

3.       Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ARK VENTURE FUND	FORESIDE FUND SERVICES, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A

Compensation

SALES LOADS*:

Any and all upfront commissions on sales of Shares notified by the Fund in writing to the Distributor in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.

Such commissions shall not exceed the percentages of the applicable sale amount set forth in the Registration Statement and shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the Fund.

*All commissions received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

DISTRIBUTION FEE*:

The Fund will pay the Distributor an ongoing quarterly fee at the annualized rate set forth in the Registration Statement and such fee shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such fee from the Fund.

*All 12b-1 payments received by the Distributor shall be held to be used solely for distribution- and/or servicing-related expenses, as described in the applicable Plan, and shall not be retained as profit by the Distributor.